   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 20, 2004


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                               AMENDMENT NO. 4 TO


                                  SCHEDULE TO
           TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                             ---------------------
                               MASCO CORPORATION
                       (Name of Subject Company (Issuer))
                             ---------------------
                          MASCO CORPORATION, AS ISSUER
    (Names of Filing Persons (Identifying Status as Offeror, Issuer or Other
                                    Person))

                 ZERO COUPON CONVERTIBLE SENIOR NOTES DUE 2031
                         (Title of Class of Securities)

                                   574599 AW6
                     (CUSIP Number of Class of Securities)
                             ---------------------
                                JOHN R. LEEKLEY
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                               MASCO CORPORATION
                               21001 VAN BORN RD.
                                TAYLOR, MI 48180
                                 (313) 274-7400
  (Name, Address and Telephone Number of Persons Authorized to Receive Notices
                and Communications on Behalf of Filing Persons)
                             ---------------------
                                   COPIES TO:

                                BRUCE K. DALLAS
                              1600 EL CAMINO REAL
                              MENLO PARK, CA 94025
                                 (650) 752-2000

                           CALCULATION OF FILING FEE

-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
                 TRANSACTION VALUATION(1)                                     AMOUNT OF FILING FEE(2)
-----------------------------------------------------------------------------------------------------------------------
                       $911,801,801                                                 $115,525.29
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

(1) This tender offer statement relates to the exchange by Masco Corporation of an aggregate of up to $1,874,978,000 in principal amount at maturity of its Zero Coupon Convertible Senior Notes, Series B due 2031 for any and all of the $1,874,978,000 in principal amount at maturity of its currently outstanding Zero Coupon Convertible Senior Notes due 2031. Pursuant to Rule 457(c) under the Securities Act of 1933, this amount is based on the market price as of November 11, 2004 of the maximum amount of the currently outstanding Zero Coupon Convertible Senior Notes due 2031 that may be received by the Registrant from tendering holders.

(2) Registration fee previously paid in connection with the Registrant's Registration Statement on Form S-4 filed November 12, 2004.

[X] Check the box if any part of the fee is offset as provided by Rule
    0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    Amount Previously Paid: $115,525.29
    Form or Registration No.:
    Form S-4 (File No. 333-120452)
    Filing party: Masco Corporation
    Date filed: November 12, 2004

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
    Check the appropriate boxes below to designate any transactions to which the statement relates:

[ ] third party tender offer subject to Rule 14d-1.
[X] issuer tender offer subject to Rule 13e-4.
[ ] going-private transaction subject to Rule 13e-3.
[ ] amendment to Schedule 13D under Rule 13d-2.

    Check the following box if the filing is a final amendment reporting the results of the tender offer: [X]

                                  INTRODUCTION


     This tender offer statement on Schedule TO (this "Schedule TO") is being filed by Masco Corporation, a Delaware corporation (the "Company"), pursuant to Rule 13e-4 of the Securities Exchange Act of 1934 in connection with its offer to exchange (the "Exchange Offer") up to $1,874,978,000 aggregate principal amount at maturity of its Zero Coupon Convertible Senior Notes, Series B due 2031 (the "New Notes") for any and all of the $1,874,978,000 aggregate principal amount at maturity of its currently outstanding Zero Coupon Convertible Senior Notes due 2031 (the "Old Notes"), upon the terms and subject to the conditions set forth in the Company's prospectus (the "Prospectus") dated as of December 13, 2004 and filed with the Securities and Exchange Commission on December 14, 2004, and the related Letter of Transmittal for the Exchange Offer (the "Letter of Transmittal"), which are filed as Exhibits (a)(4) and (a)(1)(A) to this Schedule TO, respectively.



     This Schedule TO is being filed in satisfaction of the reporting requirements of Rule 13e-4(c)(4) under the Securities Act of 1934, as amended.



ITEM 11.  ADDITIONAL INFORMATION.


     (a) Agreements, Regulatory Requirements and Legal Proceedings. Not applicable.

     (b) Other Material Information.  Not applicable.


     On December 20, 2004, the Company issued a press release announcing the final results of the Exchange Offer, which expired at midnight, New York City time, on Friday, December 17, 2004. A copy of the press release is filed as Exhibit (a)(5)(B) hereto and is incorporated herein by reference.


ITEM 12.  EXHIBITS.


(a)(1)(A)     Form of Letter of Transmittal, incorporated by reference to
              Exhibit 99.1 of the Company's Amendment No. 3 to
              Registration Statement on Form S-4 (the "Registration
              Statement") filed with the Securities and Exchange
              Commission on December 10, 2004.
(a)(1)(B) Form of Notice of Guaranteed Delivery, incorporated by reference to Exhibit 99.2 of the Registration Statement.
(a)(1)(C)     Form of Letter to Clients, incorporated by reference to
              Exhibit 99.3 of the Registration Statement.
(a)(1)(D)     Form of Letter to Registered Holders and the Depository
              Trust Company Participants, incorporated by reference to
              Exhibit 99.4 of the Registration Statement.
(a)(1)(E)     Form of Instructions to Registered Holder and/or Book-Entry
              Transfer Participant from Owner, incorporated by reference to Exhibit 99.5 of the Registration Statement.
(a)(1)(F)     Form of Guidelines for Certification of Taxpayer
              Identification, incorporated by reference to Exhibit 99.6 to the Registration Statement.
(a)(4) Prospectus, dated December 13, 2004, filed by the Company pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended, on December 14, 2004 incorporated herein by reference.
(a)(5)(A) Press release issued November 18, 2004 (filed by the Company pursuant to Rule 425 under the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 13e-4(c) under the Securities Act of 1934, as amended).
(a)(5)(B) Press release issued December 20, 2004 (announcing the results of the Exchange Offer).
(b)           Not applicable.
(c)           Not applicable.
(d)           Not applicable.
(g) Tax Opinion of Davis Polk & Wardwell, incorporated by reference to Exhibit 8 to the Registration Statement.


ITEM 13.  INFORMATION REQUIRED BY SCHEDULE 13E-3.

     Not applicable.

                                   SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          MASCO CORPORATION

                                                   /s/ TIMOTHY WADHAMS
                                          --------------------------------------
                                          Name:  Timothy Wadhams
                                          Title:   Senior Vice President and
                                              Chief Financial Officer


Date: December 20, 2004